Exhibit 10.14.1

ADDENDUM TO LEASE AGREEMENT

THIS ADDENDUM TO LEASE AGREEMENT (“Addendum”) is made and entered into this 26 day of Oct, 2007 by and between 411 NSHP Partners, LP, A Texas limited partnership (“Lessor”) and Baseline Oil and Gas Corporation, a Nevada Corporation (“Lessee”).

NOTWITHSTANDING any provisions contained in the attached and foregoing Lease Agreement (“Lease”), Lessor and Lessee hereby agree as follows:

1.	The capitalized terms used in the Addendum shall have the same meaning as the defined terms set forth in the Lease.

2.	Temporary Premises: Effective October 26, 2007, Lessee shall occupy the Temporary Premises comprising approximately 3,000 sf until the remodel of the Leased Premises is Substantially Complete (hereinafter defined). The Temporary Premises are shown on the floor plan attached hereto as Exhibit “A”. Lessee agrees to take the Temporary Premises in their “As-Is, Where-Is” condition with Lessor to have no obligation to make any improvements of any kind or nature to same. Lessee further acknowledges that Lessor makes no representation or warranty, express or implied, concerning the Temporary Premises for Lessee’s intended use of same.

3.	Base Monthly Rental: Lessee’s Base Monthly Rental shall be due and payable in the following manner:

October 26, 2007—Substantial Completion of Leased Premises: $4,500/mo

Substantial Completion of Leased Premises-Month 36: $11,789.00/mo**

Month 37—Month 60: $12,102.58/mo

**	Base Monthly Rental includes amortization of 1/2 of agreed cost of Tenant Improvements ($60,000.00) to Leased Premises over 60 month term.

4.	First Month’s Rent: First’s Month’s Rent due on October 26, 2007 shall be $4,500.00

5.	Substantial Completion: For purposes of this Addendum, “Substantial Completion” of (or “Substantially Complete” in regard to) the Tenant Improvements shall mean that the Tenant Improvements have been completed to the extent that (i) substantial completion has been achieved as defined in the Lessor’s general contract for construction; (ii) all City inspections that are required in order for Lessee to legally occupy the Leased Premises have been completed and Lessee may legally occupy the Leased Premises, and (iii) the only remaining incomplete items or items requiring correction, adjustment or repair are of a punch-list nature and will not materially interfere with Lessee’s use and occupancy of the Leased Premises for their intended purposes. When the Leased

Premises are Substantially Complete and ready for occupancy, the parties shall at the request of either, execute a declaration specifying the commencement date and term hereof.

6	Tenant Improvements: In lieu of a Construction Work Letter, Lessor and Lessee agree that Landlord shall cause the completion of certain tenant improvements pursuant to agreed plans (the “Tenant Improvements”). Lessor and Lessee agree to attach the agreed upon plans to this Addendum upon completion of same. Lessor and Lessee agree that Lessor shall pay for $30,000 of the agreed cost of Tenant Improvements ($60,000.00) with the remaining $30,000 of the agreed cost of Tenant Improvements amortized and otherwise paid by Lessee over the 60 month term on a straight line amortization schedule as shown in paragraph three (3) above. Lessor and Lessee further hereby agree that to the extent the cost of Tenant Improvements exceeds $60,000 (“Excess Costs”), such Excess Costs shall not be amortized but instead Lessee shall pay all such Excess Costs for Tenant Improvements over $60,000 upon completion of said Tenant Improvements.

7.	Commencement Date/Projected Expiration Date: The Commencement Date shall be upon Substantial Completion of the Leased Premises as provided herein. The Projected Expiration Date shall be 60 months from Substantial Completion of Leased Premises as provided herein.

LESSOR:		LESSEE:

By:	411 NSHP Partners, LP, a Texas limited partnership	By:	Baseline Oil and Gas Corporation, a Nevada Corporation

Name:		Name:
Its:	Manager	Its:	President / CEO
Date:	Nov/1/07	Date:	10/29/07

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